Exhibit 99.1

Polymer Solutions’ Shareholders Approve
Sale of Assets

CHICO, CA, Jan. 28, 2004 ... Polymer Solutions, Inc. (OTC BB: PYSU; TSX Venture: PYM) today announced that its shareholders approved the sale of 100% of the issued and outstanding stock of Alternative Materials Technology (“AMT”), a wholly owned subsidiary which owns substantially all of Polymer’s operating assets.

An aggregate of 6,283,898 shares (representing 67% of Polymer’s total outstanding shares) were present in person or by proxy at today’s Special Meeting held in Vancouver, British Columbia. Of the overall shares cast, 6,187,765 (66%) voted in favor of the sale of AMT to Chemcraft Holdings Corporation (“Chemcraft”) of all of the outstanding stock of AMT.

Polymer’s shareholders also approved (with an affirmative vote by holders of 66% of Polymer’s outstanding stock) the dissolution of Polymer and the subsequent distribution of the assets available for distribution to Polymer’s shareholders and optionholders of record following such dissolution.

Upon the closing of the disposition, which is currently anticipated to occur on February 2, 2004, Polymer intends to file a Certificate of Dissolution with the Secretary of State of the State of Nevada and thereafter wind-up the business and affairs of Polymer.

As a result of the dissolution, Polymer intends to file a certification and notice of termination of registration under Section 12(g) of the Securities Exchange Act of 1934 and a similar application to the British Columbia and Alberta Securities Commissions effective February 2, 2004. Consequently, Polymer will de-list its common stock from the TSX Venture Exchange, subject to final acceptance, and no longer trade on the OTC Bulletin Board effective on the date of dissolution, which will also serve as the record date for determining the shareholders and optionholders eligible to receive the funds available for distribution following the dissolution.

Polymer intends to distribute the proceeds (less $750,000 to be held in escrow for a period of 45 days to cover any indemnification claims or post-closing adjustments by Chemcraft) to its shareholders and optionholders (net of the exercise price payable upon cancellation of their options) of record, net of any transaction expenses, taxes or other liabilities. After the 45-day period for any indemnification claims or post-closing adjustments by Chemcraft has elapsed, the balance of the proceeds remaining, if any, will be disbursed to

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Exhibit 99.1

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Polymer’s shareholders and optionholders (net of the exercise price payable upon cancellation of their options) of record, subject to any such indemnification claims or certain post-closing adjustments by Chemcraft.

Polymer addresses the North American coatings market by producing environmentally friendly water-based and low VOC (volatile organic compounds) solvent-based paints, wood coatings, stains, sealers, primers and top coats for wood furniture manufacturers and wood products companies. Polymer, with polymer science at its core, has developed proprietary, low VOC products compatible with the indoor and outdoor environment for industrial and retail markets. Polymer also produces and markets water-based and low solvent-based industrial adhesives and a line of glass, metal and concrete coatings.

Chemcraft is a North American leader in the supply of unique, high performance and environmental friendly industrial coatings.

Contact:
Charles (Chuck) Tait
Polymer Solutions, Inc.
(604) 514-6559 or 800-377-8323
info@polysolutions.com

Statements in this news release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. Risk factors include general economic and industry conditions, effects of leverage, environmental matters, technological developments, product pricing, raw material cost changes, and international operations, among others, which are set forth in the Company’s SEC filings.

No Stock Exchange on which the Company’s securities are listed has reviewed or approved this news release.